NORTHERN LIGHTS FUND TRUST IV INVESTMENT ADVISORY AGREEMENT APPENDIX A

As of April 25, 2022 FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Inspire Corporate Bond ESG ETF	0.30%
Inspire Global Hope ESG ETF	0.30%

Inspire Small/Mid Cap ESG ETF Inspire 100 ESG ETF

Inspire International ESG ETF Inspire Tactical Balanced ESG ETF

Inspire Faithward Large Cap Momentum ESG ETF Inspire Faithward Mid Cap Momentum ESG ETF

Inspire Fidelis Multi Factor ESG ETF

0.30% 0.30% 0.45% 0.50% 0.65% 0.65% 0.30%

NORTHERN LIGHTS FUND TRUST IV

By: /s/ Wendy Wang

Name: Wendy Wang

Title: President

INSPIRE INVESTING, LLC

By: /s/ Robert Netzly

Name: Robert Netzly

Title: CEO